Exhibit 4.1

[The following filing information appears:

State of Delaware
Secretary of State
Division of Corporations
Filed 01:00 PM 05/23/1991
731143018  -  2263871]





                          CERTIFICATE OF INCORPORATION
                                       OF
                        VIDEO LOTTERY TECHNOLOGIES, INC.

          To form a corporation pursuant to the Delaware General Corporation Law, the undersigned hereby certifies as follows:

                                   ARTICLE 1.

          The name of this corporation is Video Lottery Technologies, Inc.

                                   ARTICLE 2.

          The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE 3.

          This corporation shall have perpetual duration.

                                   ARTICLE 4.

          The registered office of this corporation in Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent is The Corporation Trust Company.

                                   ARTICLE 5.

          5.1 Authorized Shares. The total number of shares of stock which this corporation is authorized to issue is 35,000,000 shares, par value $.01 per share, of which 25,000,000 shares are designated common stock and 10,000,000 shares are designated preferred stock.

          (a) Common Stock. The holders of the common stock shall be entitled to receive, when and as declared by the Board of Directors, out of surplus or net profits of this corporation legally available therefor, dividends payable either in cash, in property or in shares of the capital stock of this corporation. Each holder of the common stock shall -have one vote for each share of common stock registered in his name on the books of this corporation and entitled to vote. The common stock shall have no special voting powers, preferences or rights, or Qualifications, limitations or restrictions thereof.

          (b) Preferred Stock. Authority is hereby expressly vested in the Board of Directors, subject to the provisions of this Article 5 and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of preferred stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, If any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof.

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



     The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

               (1) The number of shares constituting such series and the designation of such series.

               (2) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of this corporation's capital stock, and whether such dividends shall be cumulative or noncumulative.

               (3) Whether the shares of such series shall be subject to redemption by this corporation at the option of either this corporation or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.

               (4) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

               (5) Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or this corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of this corporation's capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments, and other terms and conditions of such conversions or exchanges.

               (6) The restrictions, if any, on the issue or reissue of any additional preferred stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series.

               (7) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of this corporation.

               (8) Any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action, in addition to any voting powers required by law.

          5.2 No Cumulative Voting. No holders of shares of any class or series of this corporation shall have the right to cumulative voting.

          5.3 No Pre-emptive Rights. No holders of shares of any class or series of this corporation shall have any pre-emptive rights to subscribe for any shares of any class or series of stock of this corporation, whether now or hereafter authorized, or for any obligations convertible into shares of any class or series of stock of this corporation, whether now or hereafter authorized.

                                   ARTICLE 6.

          In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal bylaws of this corporation, without any action on the part of the stockholders. The bylaws made by the directors may be amended, altered, changed, added to or repealed by the stockholders. Any specific provision in the bylaws regarding amendment thereof shall be controlling.

                                   ARTICLE 7.

          7.1 Director Number. The number of directors of this corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors in office, but shall not be less than three (3) or greater than eleven (11).

          7.2 Directors. The Board of Directors of this corporation shall be divided into three classes, Class 1, Class 2 and Class 3, as nearly equal in number as possible, with the term of office of Class 1 expiring at the annual

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



meeting of stockholders of this corporation in 1992, of Class 2 expiring at the annual meeting of stockholders in 1993 and of Class 3 expiring at the annual meeting of stockholders in 1994. At each annual meeting of stockholders, directors chosen to succeed those whose terms then expire shall be elected for a term of three years.

          The initial Board of Directors shall be composed of the following persons who shall serve until the annual meeting of stockholders in the year set forth opposite their names:

Name                   Address                            Class/Term Expiration

Larry Lippon           2311 South 7th Avenue              Class 1/1992
                       Bozeman, Montana 59715

Stephen M. Barrett     2311 South 7th Avenue              Class 2/1993
                       Bozeman, Montana 59715

Richard Barber         2311 South 7th Avenue              Class 3/1994
                       Bozeman, Montana 59715

          7.3 Director Vacancy. Subject to any rights of holders of preferred stock, if any, and unless the Board of Directors otherwise determines, a majority of the directors then in office, in their sole discretion and whether or not constituting less than a quorum, may elect a replacement director to serve during the unexpired term of any director previously elected whose office is vacant as a result of death, resignation, retirement, disqualification, removal or otherwise, and may elect directors to fill any newly created directorships created by the Board. At any election of directors by the Board of Directors to fill any vacancy caused by an increase in the number of directors, the terms of office for which candidates are nominated and elected shall be divided as set forth in the immediately preceding paragraph.

          7.4 Director Removal. Directors may be removed only for cause by the affirmative vote of holders of a majority of the voting power of all of the then outstanding shares of this corporation's capital stock entitled to vote generally in the election of directors, voting together as a class.

          7.5 Director Term. Each director shall be elected and serve until his successor shall have been duly elected and qualified unless he shall have resigned, become disqualified, deceased or disabled, or shall otherwise have been removed from office.

                                   ARTICLE 8.

          8.1 Special Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation or the bylaws of this corporation, and except as otherwise expressly provided in Section 8.2 of this Article 8, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who after such Business Combination would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than two-thirds of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law, by any other provision of this Certificate of Incorporation or the bylaws of this corporation, by any agreement with any national securities exchange or otherwise.

          8.2 When Special Vote Not Required. The provisions of Section 8.1 of this Article 8 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law, by any other provision of this Certificate of Incorporation or the bylaws of this corporation, by any agreement with any national securities exchange or otherwise, if, in the case of a Business Combination involving the receipt of consideration by the holders of this corporation's outstanding Capital Stock (as hereinafter defined), the condition specified in paragraph (a) below is met or all of the conditions specified in paragraph (b) below are met or if, in the case of a Business Combination not involving the receipt of consideration by the holders of this corporation's outstanding Capital Stock, the condition specified in paragraph (a) below is met:


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



          (a) Approval by Continuing Directors. The Business Combination (either specifically or as a transaction which is within an approved category of transactions) shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

          (b) Minimum Price and Other Requirements. All of the following conditions shall have been met:

               (1) Minimum Price Requirements. With respect to every class or series of outstanding Capital Stock of this corporation, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of such class or series of Capital Stock:

                    (A) The aggregate  amount of cash plus the Fair Market Value
               (as hereinafter defined), as of the date of the consummation of the business Combination, of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the higher of the amounts determined pursuant to clauses (i) and (ii) below:

                         (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of common stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of common stock (x) within the two-year period immediately prior to the Announcement Date (as hereinafter defined) or (y) in the transaction or series of related transactions in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the common stock; and

                         (ii) the Fair  Market  Value per share of common  stock
                    (x) on the Announcement Date or (y) on the Determination Date (as hereinafter defined), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the common stock.

                    (B) The aggregate amount of cash plus the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than common stock, shall be at least equal to the highest of the amounts determined pursuant to clauses (i), (ii) and (iii) below:

                         (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction or series of related transactions in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                         (ii) the Fair  Market  Value per share of such class or
                    series of Capital Stock (x) on the Announcement Date or (y) on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                         (iii) the  highest  preferential  amount per share,  if
                    any, to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or Involuntary liquidation, dissolution or winding up of the affairs of this corporation regardless of whether the Business Combination to be consummated constitutes such an event.

               (2) Other Requirements.

                    (A) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varies as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of the largest number of shares of such class or series of Capital Stock.

                    (B)   After  the   Determination   Date  and  prior  to  the
               consummation of such Business Combination:

                         (i) there shall have been no failure to declare and pay
                    at the regular date therefor any full regular dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock, other than the common stock, except as approved by a majority of the Continuing Directors;

                         (ii) there shall have been no  reduction in the amount,
                    or change in the frequency of payment, of any dividends regularly paid on the common stock (accept as necessary to reflect any stock split, stock dividend, subdivision or reclassification of the common stock), except as approved by a majority of the Continuing Directors;

                         (iii) there shall have been an increase in the amount of any dividends regularly paid on the common stock as necessary to reflect any reverse stock split or reclassification of the common stock, or any split, recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of common stock, unless the failure so to increase the amount of such dividends is approved by a majority of the Continuing Directors; and

                         (iv) such Interested  Stockholder shall not have become
                    the beneficial owner of any additional shares of Capital Stock except as part of or otherwise in connection with the transaction or series of related transactions that resulted in such Interested Stockholder becoming an Interested stockholder (including the exercise of any right to purchase additional of Capital Stock granted to any Interested Stockholder by this corporation in connection with such transaction or series of related transaction) and except in a transaction or series of related transactions that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock.

                    (C) After the Determination Date, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of this corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this corporation, whether in anticipation of or in connection with such Business Combinations or otherwise.

                    (D) A proxy or information statement describing the proposed
               Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act), shall be mailed to all stockholders of this corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). Such proxy or information statement shall contain, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the

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



               Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by this corporation.

                    (E) After the Determination Date, such Interested Stockholder shall not have made any major change in this corporation's business or capital structure without the approval of a majority of the Continuing Directors.

          8.3 Certain Definitions. The following definitions shall apply with respect to this Article 8:

          (a) The term "Business Combination" shall mean:

               (1) any merger or consolidation of this corporation or any Subsidiary (as hereinafter defined) with (A) any Interested
          Stockholder or (B) any other company (whether or not itself an Interested Stockholder) that is or after such merger or consolidation would be an Affiliate or Associate of any Interested Stockholder; or

               (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, or any security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement, in one transaction or in a series of transactions, with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of this corporation, any Subsidiary, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder that, together with all other such arrangements, has an aggregate Fair Market Value and/or involves aggregate commitments equal to 10% or more of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or 10% or more of the stockholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of this corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or

               (3) the adoption of any plan or proposal for the liquidation or dissolution of this corporation which any Interested Stockholder votes for or consents to; or

               (4) any issuance or reclassification of securities (including any stock dividend, split or reverse split or any other distribution of securities in respect of stock), any recapitalization of this corporation, any merger or consolidation of this corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, or increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into or rights, options or warrants to acquire Capital Stock or equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

               (5) any agreement, arrangement or other understanding providing for any one or more of the actions specified in the foregoing clauses
          (1) to (4).

          (b) The term "Capital Stock" shall mean all capital stock of this corporation authorized to be issued from time to time under Article 5 of this Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which, by its terms may be voted on all matters submitted to stockholders of this corporation generally.

          (c) The term "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

          (d) The term "Interested Stockholder" shall mean any person (other than this corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of this

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



     corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) wo (1) is, or has publicly disclosed a plan or intention to become, the beneficial owner of Voting Stock representing 10% or more of the votes entitled to be cast by the holders of all them outstanding shares of Voting Stock or (2) is an Affiliate or Associate of this corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing 10% or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting stock.

          (e) A person shall be a "beneficial owner" of, shall "beneficially own" and shall have "beneficial ownership" of any Capital Stock (1) that such person or any of its Affiliates or Associates owns, directly or indirectly; (2) that such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
     (B) the right to vote pursuant to any agreement, arrangement or understanding; or (3) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (d) of this Section 8.3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph (e) of Section 8.3, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (f) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on the date that this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the term "registrant" in Rule 12b-2 meaning in this case this corporation).

          (g) The term "Subsidiary" means any company of which a majority of any class of equity securities are beneficially owned, directly or indirectly, by this corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (d) of this
     Section 8.3, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by this corporation.

          (h) The term "Continuing Director," with respect to any particular Business Combination with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of any Interested Stockholder, means any member of the Board of Directors of this corporation, while such person is a member of the Board of Directors, who is not an Affiliate, Associate or representative of such Interested Stockholder and was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director, while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of such Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

          (i) The term "Fair Market Value" means (1) in the case of cash, the amount of such cash; (2) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price with respect to a share of such stock during the 30-day period preceding the date in question as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such sale prices are available, the highest of the means between the last reported bid and asked price with respect to a share of such stock on each day during the 30-day period preceding the date in question as reported by the National Associate of Securities Dealers, Inc. Automated Quotation System, or if not so reported, as determined by a member firm of the National Association of Securities Dealers, Inc. selected by the Continuing Directors, or if no such bid and asked prices are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors; and (3) in the case of property other than cash or stock, the fair market value of such property on the date in questions

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     as determined in good faith by a majority of the Continuing Directors.

          (j) In the event of any Business Combination in which this corporation survives, the phrase "consideration other than cash to be received" as used in paragraph (b)(1)(A) and (b)(1)(B) of Section 8.2 of this Article 8 shall include the shares of common stock and the shares of any other class or series of Capital Stock retained by the holders of such shares.

          (k) The term "Announcement Date" means the date on which the proposed Business Combination is first publicly announced, disclosed or reported.

          (1) The term "Determination Date" means with respect to any Interested Stockholder the later of the date that this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware or the date on, which such Interested Stockholder became an Interested Stockholder.

          8.4 Powers of Directors. For the purpose of this Article 8, a majority of the Continuing Directors shall have the power and duty to determine in good faith, on the basis of information known to them after reasonable inquiry, all questions arising under this Article 8, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a Business Combination or any proposal to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article 8 is with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would be an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, and (e) whether any transaction specified in paragraph (a)(2) of Section 8.3 of this
Article 8 meets the Substantial Part test set forth therein; except that a majority of the entire Board of Directors shall have the power and duty to determine in good faith, on the basis of information known to them after reasonable investigation, whether a director is a "Continuing Director" as defined in paragraph (h) of Section 8.3 of this Article 8. Any such determination made in good faith shall be binding and conclusive on all parties.

          8.5 No Effect on Fiduciary Obligations.

          (a) Nothing contained in this Article 8 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

          (b) The fact that any Business Combination complies with the provisions of Section 8.2 of this Article 8 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of this corporation, and such compliance shall not limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

                                   ARTICLE 9.

          The Board of Directors of this corporation, when evaluating any offer of another party to (a) make a tender offer or exchange offer for any equity security of this corporation, (b) merge or consolidate this corporation with another corporation or (c) purchase or otherwise acquire all or substantially all of the properties and assets of this corporation, may, in connection with the exercise of its judgment in determining what is in the best interests of this corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on this corporation and its employees, customers, creditors, suppliers, and other constituents of this corporation and its subsidiaries and on the communities in which this corporation and its subsidiaries operate or are located; the business and financial condition and earnings prospects of the acquiror; and the competence, experience and integrity of the acquiror and its management.

                                   ARTICLE 10.

          Notwithstanding any other provisions of this Certificate of Incorporation or of the bylaws of this corporation, the affirmative vote of the holders of not less than 66-2/3% of the outstanding shares of Voting Stock (as defined in Section 8.3(b)) of this corporation shall be required to amend, alter, repeal, or adopt any provision inconsistent with Articles 5, 7, 8, 9 or this Article 10 of this Certificate of Incorporation.

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



                                   ARTICLE 11.

          A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this article shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to this corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. This article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this article.

          If the Delaware General Corporation Law is hereafter amended to authorize any further limitation of the liability of a director, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as amended.

          Any repeal or modification of the foregoing provisions of this article by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

                                   ARTICLE 12.

          The name and mailing address of the incorporator are: Timothy S. Hearn, Dorsey & Whitney, 2200 First Bank Place East, Minneapolis, Minnesota 55402.

Dated:   May 23, 1991.



                                                    /s/ Timothy S. Hearn
                                                    ---------------------------
                                                    Timothy S. Hearn





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